Exhibit 99.4

Q2 2014 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2014 financial results recording. The date of this recording is July 17, 2014. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President, Finance.
The Celanese Corporation second quarter 2014 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website, www.celanese.com, in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our consolidated second quarter results and will discuss our outlook for the rest of 2014 and our initial thoughts on the actions to offset the 2015 methanol impact. Chris will then comment on cash flow, net debt, shareholder returns and tax rate. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Before reporting our financial results I'll walk through a few highlights from the quarter starting with the progress we made on the methanol unit at our facility in Clear Lake, Texas. I appreciate the focus and effort from our teams on the ground who helped us achieve several key milestones this period including the initiation of steel erection and the award of the final instrumentation and electrical contracts. Just last week, we erected the first distillation column which is a significant milestone in the overall timeline of the project. Our slide presentation includes an update on construction status and milestones. While we are making really good progress on the methanol unit, I want to remind you that a significant portion of the construction will occur during the winter months when weather conditions can be unpredictable. In addition, we are seeing some cost escalation due to the construction boom in the Houston area. However, we are confident in our cost estimates and ability to manage these costs going forward. We expect to complete construction of the unit by September 2015 with methanol production expected to begin in October. That said, we will continue to look for opportunities to expedite this timeline. Later in my comments, I will provide some initial color on how we anticipate offsetting the financial impact of moving from purchased methanol to our own production.
Let me also highlight some recent announcements regarding customer-centric expansions that should help position Celanese for future growth in some of our most attractive geographies. In May, we opened the Celanese Technology Center in Seoul, Korea. At this facility our technologists collaborate directly with our customers, accelerating innovation and product introductions. We also announced capacity expansions at our engineered materials facilities in Florence, Kentucky; Nanjing, China; and Suzano, Brazil, all in response to growing customer demand for our innovative materials and applications expertise. In addition, we announced our intent to build a new VAE emulsions plant in Southeast Asia, underscoring our commitment to directly supply customers in the region with high-end polymers for architectural coatings, building and construction, carpet and paper.
Now let's move on to our consolidated second quarter results. I'm pleased to report [adjusted] earnings per share of $1.47, which is record quarterly performance for us. On a GAAP basis, diluted earnings from continuing operations were $1.66 per share. Segment income margin increased 90 basis points to 18.6 percent sequentially as we expanded margins in Advanced Engineered Materials, Industrial Specialties and Acetyl Intermediates. On a year-over-year basis, segment income margin increased 260 basis points on expanded margins in Consumer Specialties, Industrial Specialties and Acetyl Intermediates.

These record results reflect the success we are having on the $100 million [of] initiatives we outlined at the beginning of the year, and include productivity improvements, upstream and downstream efficiencies and translating innovation into earnings. Our teams' diligent focus on these growth initiatives and their success in the first half of the year give me confidence that we can keep delivering strong results like these and position Celanese for continued success in 2015.
Now let me provide some examples of how we are translating innovation into earnings, which should deliver $30 million of income growth this year. Earlier in the year we discussed a low sag, high capacity transmission conductor that we developed in collaboration with Southwire, called C7. In April, CenterPoint Energy, a Fortune 500 utility company serving the South Central region of the U.S., completed the first successful commercial installation of this application. CenterPoint chose this solution because of its unique ability to increase line capacity, improve the performance window and enhance lifecycle economics. We're now working with Southwire to translate this success to others who would benefit from this great technology.
Another example of how we translate innovation is our recent launch of the next generation of engineered materials for smart phones. Working closely with our customers, we developed a new compact camera module that enables better optics, increases mega-pixel density by 20 percent and reduces waste in the production process by over 70 percent. Our solution adds value by reducing cost, enabling an improved end-user experience with higher resolution technology and shortening product development cycles. Additionally, in response to strong customer demand for improved environmental characteristics during the production process, we re-launched a new version of our VAE emulsions application that helps lower the carbon footprint compared to prior product generations. These are just a few examples of our targeted innovative strategy which focuses on opportunities that we can translate across multiple customers and multiple geographies.
Operating cash flow in the second quarter was $253 million and adjusted free cash flow was $161 million. Good results driven by strong business performance. We also continued our share repurchase efforts by buying roughly 800 thousand shares for about $50 million and dividend distributions were $39 million.
Turning now to the segments - Advanced Engineered Materials delivered record revenue and segment income this quarter, expanding segment income margin by 170 basis points sequentially to 24.2 percent on a segment income of $94 million in the second quarter. Volumes increased about 4 percent from the prior quarter and we continue to see strong demand for our engineered polymers in autos to improve functionality, reduce production steps and drive fuel efficiency. Celanese global content per vehicle remained at a record high level of nearly 2 kg per vehicle. Our ability to grow sequential volumes in engineered materials despite lower auto build trends in some key markets demonstrates the strength of our business model as well as incremental opportunities in consumer and industrial applications in North America and Asia. Pricing was flat and affiliate earnings were $45 million in the second quarter on improved results from Polyplastics and Ibn Sina.
In Consumer Specialties, second quarter segment income margin expanded 230 basis points year-over-year on consistent segment income of $107 million. This was below our expectations due to a third party power outage that interrupted operations at our cellulose derivatives facility in Narrows, Virginia and impacted us to the tune of $7 to $10 million. Volumes declined 3 percent sequentially, which is consistent with our expectations. As mentioned before, 2013 was a year where the industry as a whole built some inventory and retained more safety stock than normal. We think this was in reaction to the shutdown of our Spondon unit at the end of 2012, which reduced Celanese and overall industry capacity. As a result of the inventory build in 2013, our volumes that year were not down as much as we originally anticipated. Since then the industry has become more comfortable with the reliability of existing capacity and inventories are now turning down. Considering these factors, we are about where we should be from a volume perspective. Despite the production interruption this quarter we were able to supply our customers and we continue to invest in the reliability of this unit, making good progress on installing new utility systems, boilers and upgrading our electrical supply network. Pricing decreased less than 1 percent sequentially as acetate tow price increases implemented at the start of 2014 were offset by the impact of a legacy contract in acetate flake. Dividends from our cellulose derivatives ventures were flat sequentially at $28 million.
In Industrial Specialties, second quarter segment income margin increased sequentially by 20 basis points to 6.6 percent on segment income of $22 million. Volumes increased 2 percent from the first quarter, driven primarily by increased demand in North America for EVA polymers. Volumes were also impacted by seasonal trends in emulsion polymers in North America and Asia where we continue to see strong demand for our environmentally friendly technology applications. Pricing increased 4 percent sequentially driven by increased sales in the medical applications [and] in response to higher raw material costs, mostly VAM, in the emulsion polymers business.
Acetyl Intermediates had a very strong quarter as segment income margin expanded sequentially by 480 basis points to 16.2 percent on segment income of $146 million. Pricing increased 6 percent from the prior quarter and reflects the success of our commercial efforts in this business. Over the last several quarters, as some of our contracts expired in our acetic acid business, primarily in China, we negotiated new contracts that have increased our ability to respond to industry conditions. Our results demonstrate the success of this approach and the increased control we have over our own destiny in this business. We expect to continue implementing this strategy across the business, in a thoughtful manner, as existing contracts expire. Pricing was also impacted by permanent structural changes in VAM as European producers, including Celanese, shut VAM capacity, which has impacted trade flows and price in the region. Planned and unplanned industrial outages in the U.S. gulf coast also drove higher pricing. The higher pricing more than offset the impact of our planned turnaround at Clear Lake, Texas. If you look past the VAM industry outages this quarter, we expect normalized segment income for this business to range from $110 to $120 million per quarter for the remainder of the year.
Thanks to the efforts of a lot of dedicated teams, we are successfully translating customer-centric innovation in a new commercial applications to deliver consistent earnings growth. Those teams are also taking steps to further improve the agility of our technology-oriented businesses, allowing us to respond more quickly to industry dynamics. Looking forward, our performance to date and the continued strength in the base business as we enter the third quarter give me confidence we can end the year with adjusted earnings growth of 15 to 17 percent year-over-year.
We are now beginning to focus on developing Celanese-specific initiatives that can help us offset the expected headwinds of moving from purchased methanol to our own methanol production in 2015. We have estimated the headwind to be about $100 million on an annual basis and depending on methanol and natural gas pricing, and the timing of the start-up, the impact could range from $75 million to $125 million. My goal is to offset the majority of this amount with structural actions or productivity initiatives so that our commercial efforts are contributing to growth over and above the impact of methanol. While we are not prepared today to provide a complete list of our actions, I can provide some color on areas that should help contribute. For example, we anticipate we can offset 20 percent of the headwind by rearranging some of our debt to take advantage of the current interest rate environment. We also have opportunities in tax and productivity that could address another 20 to 30 percent of the headwind. Over the next two calls we'll outline a complete program to accomplish this objective and, based on what I see developing, we're reasonably confident we can get there.
With that, I'll now turn it over to Chris Jensen.

Chris Jensen, Celanese Corporation, Senior Vice President, Finance
Thanks, Mark.
Let's start by reviewing our year-over-year results. Adjusted earnings per share for second quarter 2014 were $1.47, or 31 percent above the prior year quarter. We expanded segment income margin by 260 basis points as margins increased in Consumer Specialties, Industrial Specialties and Acetyl Intermediates. Pricing was 6 percent higher on a year-over-year basis primarily driven by Acetyl Intermediates. As Mark mentioned, we are seeing the benefit from increased commercial flexibility in this business, primarily in acetic acid in China. Additionally, our strategic decision to close non-integrated units in Europe, combined with planned and unplanned industry outages in VAM, contributed to the higher pricing. Year-over-year volumes increased 1 percent mainly in our engineered materials business and our EVA polymers business, more than offsetting lower volumes in Consumer Specialties and Acetyl Intermediates. In engineered materials we continue to work closely with our customers to identify applications where our unique polymer science can improve product performance or functionality.
Before I cover cash flow, let me touch on the cost of Other Activities of $40 million, which includes spending associated with our corporate functions, the non-service-cost elements of global pension expense, foreign currency gains and losses and other items. The sequential increase in Other Activities in the second quarter of 2014 is due to several factors including the timing of compensation and spending on initiatives that benefit the company as a whole.
Let's move on to cash flow. We had another strong quarter of cash generation with operating cash flow of $253 million and adjusted free cash flow of $161 million. We continue to invest in strategic capital projects like the methanol unit at our integrated facility in Clear Lake, Texas and natural gas boilers at our cellulose derivatives unit in Narrows, Virginia, with net capital spending of $86 million in the quarter. Strong cash flow also allowed us to continue to return cash to shareholders, distributing $39 million in quarterly dividends and repurchasing $50 million of Celanese shares. As of June 30, 2014, we have $297 million remaining on our share repurchase authorization. We ended the quarter with $1.1 billion of cash.
As for the remainder of the year, we expect the pace of share repurchases will moderate from the first half of the year, but we will remain opportunistic in our share repurchase activity. Between now and the end of the year our focus will be on rearranging some of our debt to take advantage of the current interest rate environment. As Mark mentioned, rearranging our debt is one of the actions we plan to take to offset a portion of the expected methanol headwind in the second half of 2015. Our strong balance sheet provides us additional strategic opportunities in 2015 and we will share more of the details as we finalize our plans.

Let me spend a moment on taxes. The effective US GAAP tax rate for second quarter this year was 27 percent versus 36 percent in the prior year. The higher effective rate for the second quarter of 2013 was mainly due to losses in jurisdictions without tax benefit. Similar to the first quarter, the tax rate for adjusted EPS in the second quarter of 2014 was 21 percent, 2 percent higher than the same quarter last year as we generated a larger portion of our earnings in the US which has higher statutory rates.
This brings us to the end of our prepared remarks and we look forward to discussing our results with you on our earnings call Friday morning. Thank you.